Exhibit 10.11

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (the “Amendment”) is made and entered into as of December 12, 2013 by and between MIDSTATES PETROLEUM COMPANY, INC., (the “Company”), and Nelson M. Haight (the “Executive”).  Company and Executive previously entered into that certain Executive Employment Agreement (the “Original Agreement”) dated April 25, 2012. All capitalized terms used in this Amendment but not defined herein shall have the meanings given to such terms in the Original Agreement.

In consideration of the respective agreements and covenants set forth in this Amendment, the receipt of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

AGREEMENTS

1.             Section 2(a)(1) of the Original Agreement is deleted in its entirety and replaced with the following:

(1)           Form and after January 6, 2014, during the Term, the Executive shall serve as Senior Vice President, Chief Financial Officer and Chief Accounting Officer and, in so doing, shall perform the duties and responsibilities consistent with the position set forth above in a company of the size and nature of the Company, and such other duties, responsibilities, and authority assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”) or such other officer of the company as shall be designated by the Board.

2.             Section 2(b)(1) of the Original Agreement is deleted in its entirety and replaced with the following:

(1)           Base Salary.  During the Term, the Executive shall receive an annualized base salary (“Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company, in an amount equal to $300,000.00.  The Board (or a committee of the Board, designated by the Board to make such decisions), in its sole discretion, may at any time adjust (but not decrease below the aforementioned amount) the amount of the Base Salary as it may deem appropriate, and the term “Base Salary,” as used in this Agreement, shall refer to the Base Salary as it may be so adjusted.

3.             Section 4(d) of the Original Agreement is deleted in its entirety and replaced with the following:

(d)           Without Cause; For Good Reason.  If the Executive’s employment is terminated by the Company without Cause before expiration of the Term, or if the Executive resigns for Good Reason before expiration of the Term, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of: (1) in a lump sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law) the Accrued Obligations; (2) the Accrued Incentives, which shall be payable in accordance with the terms and conditions of the Incentive Plans; (3) subject to Section 4(f) below, a lump-sum cash payment, to be made on the first normal payroll date following the Release Consideration Period (the “Initial Severance Payment Date”) in an amount equal to (x) the average of the annual bonuses paid to the Executive for the three immediately preceding completed fiscal years, or (y) if upon the Date of Termination the Executive has not been employed for three complete fiscal years, then the average of the annual bonuses paid to the Executive for the years employed with the Company (the “Average Bonus”); and (4) subject to Section 4(f) below, beginning on the Initial Severance Payment Date and thereafter in accordance with the customary payroll practices of the Company, continuation of the Executive’s Base Salary in effect on the Date of Termination (“Salary Continuation Payments”) for a period of 18 months.  Any installments of the Severance Payments that, in accordance with customary payroll practices, would have typically been made during the Release Consideration Period shall accumulate and shall then be paid on the Initial Severance Payment Date.  The Average Bonus together with the Salary Continuation Payments shall be referred to collectively as the “Severance Payments”.

4.             Miscellaneous.

(a)           Effect of Amendment.  Except as expressly amended or modified herein, all other terms, covenants, and conditions of the Original Agreement shall be unaffected by this Amendment and shall remain in full force and effect. In the event of conflict between the provisions of this Amendment and the provisions of the Original Agreement, this Amendment shall control.

(b)           Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and each of which alone, and all of which together, shall constitute one and the same instrument.

(c)           Executive Acknowledgment.  The Executive acknowledges that he has read and understands this Amendment, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained in writing herein, and has entered into this Amendment freely based on his own judgment.

[Signature page follows.]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Nelson M. Haight
Nelson M. Haight

MIDSTATES PETROLEUM COMPANY, INC.,
a Delaware corporation

By:	/s/ John A Crum
Name:	John A. Crum
Title:	President and Chief Executive Officer